Exhibit 10.4
UNIT AWARD CERTIFICATE
Cash America Net Holdings, LLC — 2008 Long Term Incentive Plan

Award Certificate for:	Grant Date:
Grant of Award. Cash America Net Holdings, LLC (“CashNetUSA”) has granted to you, as an eligible administrative and management coworker, an Award under the 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “Plan”). This Award will give you the opportunity to participate in the potential success and growth in value of CashNetUSA, and is intended to motivate you to contribute to that potential success and growth.
Controlling Terms. The terms of your Award are controlled by the terms of the Plan document and any amendments that may be made to it, regardless of anything in this Unit Award Certificate (this “Certificate”) or any other document to the contrary. (A copy of the Plan and a related Summary of Terms of the Plan (the “Plan Summary”), each as in effect as of the date of this Certificate, has been delivered to you along with this Certificate).
Award Specifics. The number of Units included in, and the other specifics of, your Award are as follows:

Number of Units
Grant Date
Vesting Dates*	One-third of the Units Vest on [insert date one year from Grant Date]
One-third of the Units Vest on [insert date two years from Grant Date]
One-third of the Units Vest on [insert date three years from Grant Date]
Payment Amount:	Determined under the formulas set forth in the Plan
Payment Value of Vested Units Determined as of:	[Insert date that is the last day of the quarter immediately preceding the Vesting Date] preceding each Vesting Date **
Payment Dates (Special rules may apply upon a Change in Control)	Payments due as of a particular Vesting Date will be paid not later than 90 days after such Vesting Date* & **
Officer of Cash America International, Inc. on Grant Date ***

*	Subject to being employed by the Company as of the applicable Vesting Date and not being terminated for cause. Special rules apply upon a Change in Control.

**	Special rules apply to vested Units of award recipients who are terminated other than for cause following a Vesting Date and before all payments have been made on such vested Units. Payment Values determined as of the first and second Vesting Dates are subject to adjustment on the third Vesting Date, as set forth in the Plan.

***	Special rules apply to Payment Values and the form of payment for award recipients who are officers of Cash America International, Inc. on the Grant Date.
No Deferral. There is no deferral option under the Plan.
Participation in other Plans: You will not be eligible to participate in other long term incentive plans or receive awards issued under any long-term incentive plan of Cash America International, Inc. or any of its subsidiaries while any Units are outstanding and unvested; provided, however, any awards issued under such other plans prior to October 31, 2008, if any, shall remain in effect subject to the terms and conditions of such awards.
Acknowledgement. I hereby acknowledge that I have received this Certificate and a copy of the Plan and Plan Summary and that I agree to the terms of the Plan. I understand that, for my Award to be effective, I must return a signed copy of this Certificate to CashNetUSA, at the address below, by [___].

Signature:

Date Signed	Printed Name:
Retain One Original Signed Counterpart of this Certificate for your files and Deliver One Original Signed Counterpart of this Certificate to: Cash America Net Holdings, LLC, Attention: John Pollak, 200 W. Jackson, Suite 2400, Chicago, IL 60606.